EXHIBIT 10.13

                           PELHAM BANK & TRUST COMPANY
                    SALARY CONTINUATION POLICY AND BONUS PLAN

SECTION 1. INTRODUCTION

         It is the policy of Finest Financial Corp. and Pelham Bank & Trust Company (collectively the "Company") to provide salary continuation benefits in certain circumstances to certain eligible employees.

SECTION 2. ELIGIBILITY

         (a) Except as provided below, any employee of the Company who is involuntarily terminated as a result of the elimination of the employee's position ("Terminated Employee") shall be eligible for salary continuation benefits in accordance with Section 3 hereof.

         (b) For purposes of this policy, an employee shall be deemed to be involuntarily terminated as a result of the elimination of the employee's position if the employee is terminated for any reason (other than for cause, death, disability or retirement) within a twelve (12) month period following a Change in Control.

         (c) Any employee who is subject to an employment agreement or a change in control agreement shall not be a Terminated Employee and shall not be eligible for salary continuation benefits in accordance with this policy.

SECTION 3. SALARY CONTINUATION BENEFITS

         (a) A Terminated Employee who is a full-time employee shall be paid two
(2) weeks of salary continuation benefits for each full year of service with the Company at the weekly rate in effect on the last day of employment as provided below:


Level                   Minimum Weeks                            Maximum Weeks
-----                   -------------                            -------------
Non-exempt              8 plus 2 weeks per years of service            26
Exempt                  13 plus 2 weeks per years of service           39
Division Officers (5)   26 plus 2 weeks per years of service           52

         (b) A Terminated Employee who is a part-time employee shall be paid 8 weeks plus 2 weeks of salary continuation benefits for each full year of service with the Company at the weekly rate in effect on the last day of employment. For purposes of this policy, a part-time employee is an employee who is scheduled to work less than 30 hours per week.


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         (c)  Salary  continuation  benefits  shall be made in  regular  payroll
installments  or  in  a  lump  sum,  as  determined  by  the  employee.   Salary
continuation benefits shall be in addition to any other payments to the employee for any unused personal days and/or vacation days the employee may have accrued prior to his or her last day of employment.

SECTION 4. CESSATION OF SALARY CONTINUATION BENEFITS

         Salary continuation benefits to a Terminated Employee shall cease automatically under the following conditions:

         (a) The Terminated employee is reemployed by the new owner of the Company; or

         (b) The Terminated Employee refuses to accept a valid offer of employment with the new owner of the Company that: (i) is at a salary level that is not less than 90% of the Terminated Employee's salary level in effect at the time of termination; (ii) is under substantially the same conditions (i.e., shift, full-time, part-time) as the position which was eliminated; and (iii) is within twenty-five (25) miles of the work location of the position which was eliminated.

SECTION 5. CONTINUATION OF MEDICAL BENEFITS

         A Terminated Employee shall be entitled to the continuation of group health and dental insurance benefits under the same terms and conditions as if he or she remained an active employee of the Company for either six (6) months or the period the Terminated Employee receives salary continuation benefits pursuant to Section 3 hereof, whichever is greater. Should a Terminated Employee choose to receive a lump sum payment pursuant to Section 3(c), group health and dental benefits shall cease as of the date of receipt of the lump sum. Thereafter, the Terminated Employee shall be entitled to continuation benefits provided pursuant to applicable federal or state law (such as COBRA) for an additional eighteen (18) month period determined as though their employment had terminated at the end of such six (6) month period or the period the Terminated Employee receives salary continuation benefits pursuant to Section 3 hereof. In the event the Terminated employee is not a member of the group health plan at the time of his or her involuntary termination, such employee will be entitled to receive $50.00 per month, consistent with the present practice of the Company, for a period of either six (6) months or the period in which the Terminated Employee receives salary continuation benefits pursuant to Section 3 hereof, whichever is greater.

SECTION 6. OUTPLACEMENT SERVICES

         A Terminated Employee shall be eligible for outplacement services in accordance with the following schedule:


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Level                               Services Provided
-----                               -----------------
Non-exempt                          Workshop(s)   designed  to  provide   resume
                                    writing guidance and job search assistance.

Exempt Resume writing guidance, job search assistance, interview skills workshop and networking workshop, provided for up to three (3) months.

Division Officers                   All  services  provided to Exempt  personnel
                                    plus,   an  office   environment   including
                                    secretarial support and assistance including
                                    access  to  computer,   fax  and   telephone
                                    answering   service,   voicemail  and  other
                                    customary  assistance  for  up  to  six  (6)
                                    months.

SECTION 7. BONUS

         Bonuses shall be awarded to those employees and officers of the Company, at such times and in such amounts as the Board of Directors in their sole discretion shall determine. It is anticipated that the bonus pool for 1996 will be $125,000 excluding bonus amounts due under existing employment and/or Termination Agreements of which the Company is a party.

SECTION 8. AMENDMENT AND TERMINATION

         The Company reserves the right, by action of the Board of Directors, to amend, modify or terminate the Policy as it determines in its discretion.

SECTION 9. DIRECTOR FEE

         The Directors of the Company shall be paid an annual retainer of $2,500 per year. Directors shall receive the full retainer for partial years of service.





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